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Exhibit 99.1

WESTERN GAS RESOURCES, INC.
SETS SPECIAL MEETING DATE FOR STOCKHOLDER VOTE
ON MERGER AGREEMENT

        DENVER, July 14, 2006. Western Gas Resources, Inc. (NYSE:WGR) ("Western") today announced that it will hold a special meeting of its stockholders on August 23, 2006 at 9:00 a.m. MDT at the Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado to vote on the proposed merger of Western with a wholly owned subsidiary of Anadarko Petroleum Corp. ("Anadarko"). Stockholders who hold shares of Western common stock at the close of business on the record date of July 21, 2006 will be entitled to vote on the proposed merger.

        On June 23, 2006, Western announced that its Board of Directors had unanimously approved an all-cash proposal of $61.00 per common share to merge with a wholly owned subsidiary of Anadarko. The merger agreement and the merger are described in Western's preliminary proxy statement, which was filed with the Securities and Exchange Commission ("SEC") on July 7, 2006. The definitive proxy statement will be filed with the SEC and mailed to stockholders shortly. A copy of the preliminary proxy statement (and, when filed, the definitive proxy statement) and all attachments can be obtained at www.sec.gov and can also be viewed on Western's website at www.westerngas.com.

        The merger is subject to approval by Western's stockholders, the timely receipt of necessary regulatory and governmental approvals and the satisfaction of customary closing conditions. The merger will be completed as soon as practicable following satisfaction of these conditions, which could be as early as the end of August 2006.

        Company Description.    Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer. The Company's producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline. The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States. For additional Company information, visit Western's web site at www.westerngas.com.

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the completion of the merger transaction with Anadarko. Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its goals will be achieved. These statements are subject to numerous risks and uncertainties, which may cause actual results to differ materially. These risks and uncertainties include, among other things, approval by Western's stockholders, the satisfaction of customary closing conditions, government regulation or approvals, and other factors as discussed in the Company's 10-K and 10-Q Reports and other filings with the SEC.

Investor Contact:	Ron Wirth, Director of Investor Relations (800) 933-5603 or (303) 252-6090 Email: rwirth@westerngas.com

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WESTERN GAS RESOURCES, INC. SETS SPECIAL MEETING DATE FOR STOCKHOLDER VOTE ON MERGER AGREEMENT